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                     [American International Group, Inc.]

                                                                  April 13, 1994


AIG Liquidity Corp.,
100 Nyala Farm,
Westport, Connecticut  06880.

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $93,750,000 of liquidity facility obligations (the "Liquidity Facility Obligations") to be issued by AIG Liquidity Corp. (the "Company") under Standby Bond Purchase Agreements (each, a "Standby Bond Purchase Agreement") and guarantee obligations (the "Guarantee Obligations") to be issued by American International Group, Inc. (the "Guarantor") under Guarantees (each, a "Guarantee"), I, as Vice President and Senior Counsel to the Guarantor, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, I advise you that, in my opinion, when (a) the Registration Statement has become effective under the Act, (b) the terms of a Standby Bond Purchase Agreement and related Guarantee (and the terms of issuance of the corresponding Liquidity Facility Obligations and Guarantee Obligations) have been duly established in conformity with the Registration Statement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, (c) such Standby Bond Purchase Agreement and Guarantee have been duly authorized, executed and delivered and (d) such Liquidity Facility Obligations and Guarantee Obligations have been duly issued in accordance with the Registration Statement, such Guarantee Obligations will constitute valid and legally binding obligations of the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I have relied as to certain matters on information obtained from public officials, officers of the Guarantor and other sources believed by me to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Obligations" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                                   Very truly yours,

                                                   Kathleen E. Shannon, Esq.